Exhibit 10(k)

Date:  March 1, 2003

Idaho Power Company
Attn: Jason Keil, Manager - Credit Risk
1221 W. Idaho Street
Boise, Idaho 83702

Fax No. (208) 388-2879

LETTER AGREEMENT

This Letter Agreement provides for modifications to the Western Systems Power Pool Agreement ("WSPP Agreement") as amended periodically with FERC approval, to which PPL Montana, LLC ("PPLM"), acting by and through its authorized agent, PPL EnergyPlus, LLC, and Idaho Power Company ("IPC") are parties. Terms used but not defined herein shall have the meanings ascribed to them in the WSPP Agreement. In the event of any conflict between the terms of this Letter Agreement and the WSPP Agreement, the terms of this Letter Agreement shall control.

NOW THEREFORE, in consideration of the promises and agreements that are set forth herein, PPLM and IPC agree as follows:

Special Modifications

The Parties hereby agree that the WSPP Agreement (as is in effect on the date of this Letter Agreement, and as amended and in effect at any time thereafter during the term of this Letter Agreement) is hereby amended and modified as follows in respect of any Transactions between the Parties under and pursuant to the WSPP Agreement:

1.  The following definitions are added to Section 4 of the WSPP Agreement:

"Credit Rating" means, with respect to any entity, the rating assigned to such entity's unsecured, senior long-term debt obligations (not supported by third party credit enhancements) or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issues rating by S&P or Moody's.

"Letter of Credit" means one or more irrevocable, transferable standby letters of credit from a major U.S. commercial bank or a foreign bank with a U.S. branch office, with such bank having a credit rating of at least "A-" from S&P or "A3" from Moody's, in a form acceptable to the party in whose favor the letter of credit is issued. Costs of a Letter of Credit shall be borne by the applicant for such Letter of Credit.

"Material Adverse Change" means (i) with respect to PPLM, (a) at any time of determination, that all amounts which would be included under members equity on an audited consolidated balance sheet at any time in accordance with GAAP, shall not be less than $250,000,000.00.or (ii) with respect to IPC, its long-term, senior, unsecured debt obligations (not supported by third party credit enhancement) are (a) rated by S&P below "BBB-", (b) rated by Moody's below "Baa3", or (c) not rated by either Moody's or S&P.

"Moody's" means Moody's Investor Services, Inc. or its successor.

"Performance Assurance" means collateral in the form of cash, Letters of Credit, or other security acceptable in form and in substance to the Party requesting the Performance Assurance.

"S&P" means the Standard & Poor s Rating Group (a division of McGraw-Hill, Inc.) or its successor.

2.  Subsection 21.3(a)(3) of the WSPP Agreement is deleted in its entirety and replaced with the following:

"Notwithstanding any provision in the Agreement to the contrary, the Non-Performing Party shall pay any amount due from it under this Section 21.3 within five (5) Business Days of the date the Non-Performing Party receives an invoice for such amounts."

3.  Subsection 22.1(d) of the WSPP Agreement is deleted and replaced by the following:

"(d) the occurrence of a Material Adverse Change at any time with respect to the Defaulting Party; provided that such Material Adverse Change shall not be considered an Event of Default if within three (3) Business Days after the occurrence of such Material Adverse Change, the Defaulting Party establishes and maintains for so long as the Material Adverse Change is continuing, Performance Assurance to the Non-Defaulting Party, in an amount equal to the sum of (in each case rounding upwards for any fractional amount to the next $250 000): (a) the Non-Defaulting Party's Termination Payment plus (b) if the Non-Defaulting Party is the Seller under any outstanding transactions, the aggregate of the amounts Seller is entitled to receive under such transactions; or

(e) the Defaulting Party fails to establish, maintain, extend or increase Performance Assurance when required pursuant to this Agreement; or

(f) with respect to IPC or IPC's Guarantor, the occurrence and continuation of a default or other similar condition or event under one or more agreements or instruments, individually or collectively, relating to indebtedness for borrowed money which in aggregate is in excess of $50,000,000.00, which results in such indebtedness becoming immediately due and payable; or

(g) with respect to PPLM, the occurrence and continuation of a default or other similar condition or event under one or more agreements or instruments, individually or collectively, relating to indebtedness for borrowed money which in aggregate is in excess of $20,000,000.00, which results in such indebtedness becoming immediately due and payable."

5.  Section 22.2 of the WSPP Agreement is amended by deleting the first two sentences and replacing them with the following sentence:

"If an Event of Default occurs and is continuing, the Non-Defaulting Party shall possess the right, upon written notice (by facsimile or other reasonable means) to the Defaulting Party, such notice of termination to be effective immediately upon receipt, to terminate and liquidate all transactions between the Parties under this Agreement, withhold payments due to the Defaulting Party under this Agreement, and suspend performance."

6.  Section 22.3(d) of the WSPP Agreement is amended by replacing the reference to "Section 33.2(c)" in the second to last paragraph to "Section 22.3(c)".

7.  Section 24 of the WSPP Agreement is deleted and replaced with the following:

"This Agreement and any Confirmation Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles."

8.  Section 27 of the WSPP Agreement is deleted and replaced with the following:

"27.1. Financial Statements. If requested by IPC, PPLM shall deliver (i) within 120 days following the end of each fiscal year, a copy of PPLM' s annual report containing audited consolidated financial statements for such fiscal year and (ii) within 60 days after the end of each of its first three fiscal quarters of each fiscal year, a copy of its quarterly report containing unaudited consolidated financial statements for such fiscal quarter. In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles; provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default so long as PPLM diligently pursues the preparation, certification and delivery of the statements.

27.2. Financial Statements. If requested by PPLM, IPC shall deliver (i) within 120 days following the end of each fiscal year, a copy of IPC's or IPC's Guarantor annual report containing audited consolidated financial statements for such fiscal year and (ii) within 60 days after the end of each of its first three fiscal quarters of each fiscal year, a copy of IPC's or IPC's Guarantor quarterly report containing unaudited consolidated financial statements for such fiscal quarter. In all cases the statements shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles; provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be an Event of Default so long as IPC diligently pursues the preparation, certification and delivery of the statements.

27.3. Collateral. If at any time and from time to time during the term of this Agreement (and notwithstanding whether an Event of Default has occurred):

(a)          with respect to PPLM, if the Termination Payment that would be owed to IPC in respect of all transactions then outstanding exceeds $5,000,000.00 (the "PPL Collateral Threshold");

(b)          with respect to IPC, if the Termination Payment that would be owed to PPLM in respect of all transactions then outstanding exceeds $10,000,000.00 (the "IPC Collateral Threshold");

then, IPC or PPLM, as the case may be (the "Beneficiary Party") as the Beneficiary Party on any Business Day, may request the other Party (the "Posting Party") to provide Performance Assurance (in such form as selected by the Posting Party), in an amount equal to the amount by which the Termination Payment exceeds the relevant Collateral Threshold (rounding upwards for any fractional amount to the next $250,000), or such other collateral as may be reasonably acceptable to the Beneficiary Party. The Performance Assurance shall be delivered within two (2) Business Days of the date of such request. On any Business Day (but no more frequently than weekly with respect to Letters of Credit and daily with respect to cash) the Posting Party, at its sole cost, may request that such Performance Assurances be reduced correspondingly to the amount of such excess Termination Payment. For purposes of this Section 27.3, the calculation of "Termination Payment" shall include all amounts owed but not yet paid by one Party to the other Party whether or not such amounts are then due, for performance already provided pursuant to any and all Transactions.

IPC Collateral Threshold shall be: $10,000,000.00; provided, however, that IPC's Collateral Threshold shall be zero if an Event of Default or Potential Event of Default with respect to IPC has occurred and is continuing.

PPLM Collateral Threshold shall be: $5,000 000.00; provided, however, that PPLM' s Collateral Threshold shall be zero if an Event of Default or Potential Event of Default with respect to PPLM has occurred and is continuing.

27.4 Grant of Security Interest/Remedies. To secure its obligations under this Agreement and to the extent either or both Parties deliver Performance Assurance hereunder, each Party (a "Pledgor") hereby grants to the other Party (the "Secured Party") a present and continuing security interest in, and lien on (and right of setoff against), and assignment of, all cash collateral and cash equivalent collateral and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of, such Secured Party, and each PPLM agrees to take such action as the other Party reasonably requires in order to perfect the Secured Party's first-priority security interest in, and lien on (and right of setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof. Upon or any time after the occurrence or deemed occurrence and during the continuation of an Event of Default, the Non-Defaulting Party may do anyone or more of the following: (i) exercise any of the rights and remedies of a Secured Party with respect to all Performance Assurance, including any such rights and remedies under law then in effect; (ii) exercise its rights of setoff against any and all property of the Defaulting Party in the possession of the Non-Defaulting Party or its agent; (iii) draw on any outstanding Letter of Credit issued for its benefit; and (iv) liquidate all Performance Assurance then held by or for the benefit of the Secured Party free from any claim or right of any nature whatsoever of the Defaulting Party, including any equity or right of purchase or redemption by the Defaulting Party. The Secured Party shall apply the proceeds of the collateral realized upon the exercise of any such rights or remedies to reduce the Pledgor's obligations under this Agreement (the Pledgor remaining liable for any amounts owing to the Secured PPLM after such application), subject to the Secured Party's obligation to return any surplus proceeds remaining after such obligations are satisfied in full".

WHEREAS, the Parties have executed this Letter Agreement, as an amendment to the Western Systems Power Pool Agreement, effective as of the date first set forth above.

Idaho Power Company		PPL Montana, LLC, by and through its authorized
Agent, PPL EnergyPlus, LLC

By:	/s/Darrel Anderson	By:	/s/James E. Abel

Name:	Darrel Anderson	Name:	James E. Abel

Title:	Vice President, CFO and Treasurer	Title:	Treasurer

45 Basin Creek Road

Butte, Montana 59701

(406) 533-0770

(406) 533-0208

REVISED CONFIRMATION AGREEMENT

Date:	May 9, 2003
Seller:	PPL Montana, LLC, by its authorized agent PPL EnergyPlus, LLC
Buyer:	Idaho Power Company

This Confirmation Agreement is provided to confirm the oral agreement entered into between the Buyer and Seller on May 7, 2003; whereby Seller agreed to sell and deliver to Buyer and Buyer agreed to purchase and receive from Seller firm energy pursuant to the WSPP Agreement and Service Schedule C, including the attached WSPP Credit Annex dated 03/25/2003 and the following terms and conditions:

Delivery Terms:	Hour Ending (HE) 0700 through HE 2200 Pacific Prevailing Time (PPT), Monday through Saturday excluding Sundays and NERC Holidays.

Contract Term
And Quantity:	June 1, 2004 through July 31, 2004	83 MWh/hour	70384 MWhs Total
	August 1, 2004 through August 31, 2004	26 MWh/hour	10816 MWhs Total
	June 1, 2005 through August 31, 2005	83 MWh/hour	103584 MWhs Total
	June 1, 2006 through August 31, 2006	83 MWh/hour	103584 MWhs Total
	June 1, 2007 through August 31, 2007	83 MWh/hour	103584 MWhs Total
	June 1, 2008 through August 31, 2008	83 MWh/hour	102256 MWhs Total
	June 1, 2009 through August 31, 2009	83 MWh/hour	103584 MWhs Total

Price:	$44.50 per MWh

Total Price:	$26,601,744.00

Total Quantity:	597,792 MWhs

Delivery Point:	Seller's choice into NorthWestern Energy's transmission system (NWMT).

Special Provisions:

The Seller and Buyer agreed to the above transaction pursuant to and in accordance with the terms and conditions of the WSPP Agreement and Service Schedule C, as amended and effective as of February 1, 2003, including the attached WSPP Credit Annex dated 03/25/2003 and those additional terms and conditions provided below:

1.  Buyer will acquire and pay for NWMT to Jefferson transmission service including losses on NorthWestern Energy's transmission system.

2.  The Parties acknowledge that during the Contract Term of this Confirmation Agreement, a third party could "bump" Buyer off of NorthWestern Energy's transmission system by requesting firm service of a longer duration. If such an event happens and as a consequence there is not sufficient transmission capacity for Buyer to accept delivery of energy into NWMT under this Confirmation Agreement, then upon written notice of that fact to Seller, Seller shall at its sole discretion and on an annual election basis, either:

A.  Attempt to beat such third party offer, and, in the event Seller is successful in obtaining such transmission rights on NorthWestern Energy's transmission system from NWMT to Jefferson, Seller will deliver energy to Buyer at the Jefferson under this Confirmation Agreement, and Buyer shall be responsible for paying to Seller the actual transmission costs incurred by seller related to such transmission service during the delivery months; OR

B.  Deliver energy to Buyer at the Mid-C delivery point (the "Mid-C"), In which case Buyer agrees to accept delivery of energy at the Mid-C and to pay to seller an additional $6.00/MWh for energy delivered to the Mid-C.

3.  Upon execution of this Confirmation Agreement, Buyer shall pay a deposit to Seller in the amount of $250,000.00. Buyer shall then have 60 days to seek Idaho Public Utility Commission ("IPUC") acceptance of this Confirmation Agreement. If the IPUC issues a final order approving this Confirmation Agreement as submitted (or with mutually acceptable changes) within the 60-day period, Seller shall, upon receipt of a copy of such final order, refund the $250,000 to Buyer and this Confirmation Agreement shall become effective. If IPUC does not accept this Confirmation Agreement as submitted (or with mutually acceptable changes) within the 60-day period then either Party may immediately terminate this Confirmation Agreement by providing written notice to the other party, in which case Buyer will forfeit the $250,000 deposit; provided, however, such termination shall occur, if at all, within 5 business days after the end of such 60-day period.

Upon receipt of this Confirmation Agreement, Buyer shall notify Seller of its approval by executing and returning the Confirmation Agreement by fax to (406) 533-0208 within five (5) business days following receipt.  This Confirmation Agreement shall be final and binding, whether or not signed or confirmed by Buyer, unless Buyer advises Seller in writing of any inaccuracy within five (5) business days following the receipt of this Confirmation Agreement.

Buyer		Seller
Idaho Power Company		PPL Montana, LLC
By PPL EnergyPlus, LLC, Its Authorized Agent

Signed:	/s/J Lamont Keen	Signed:	/s/Dawn M. Petritz
Name:	J Lamont Keen	Name:	Dawn M. Petritz
Title:	President and CEO	Title:	Senior Trading Controls Analyst
Date:	5/12/03	Date:	5/9/03